EXHIBIT 23


                 Consent of Independent Auditors


The Board of Directors
Weis Markets, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Weis Markets, Inc. of our report dated January 26, 1996, relating to the consolidated balance sheets of Weis Markets, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 30, 1995, which report appears in the December 30, 1995 Annual Report to Shareholders of Weis Markets, Inc.



                                   KPMG PEAT MARWICK LLP



Harrisburg, Pennsylvania
March 22, 1996